10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as “Agreement”) is made and entered into by and between STEVEN M. PERNA (hereinafter referred to as “Employee”), and VITESSE SEMICONDUCTOR CORPORATION (hereinafter referred to as “the Company”).

A.	WHEREAS, Employee was hired by the Company on August 2, 2010 in the position of Vice President, Product Marketing;

B.     WHEREAS, Employee was employed by the Company whereby employment was subject to an Employment Agreement, dated August 2, 2010 (hereinafter referred to as “Employment Agreement”) but the relationship remained terminable “at-will;”

C.     WHEREAS, Employee has submitted a notice to the Company indicating his desire to resignation his employment with the Company within two weeks, or specifically, May 30, 2012;

D.     WHEREAS, the Company has agreed to accept Employee's resignation and Employee and the Company have mutually agreed that Employee's employment separation should be accelerated to treat this separation as a voluntary resignation effective May 18, 2012, with the last day of work being May 18, 2012;

E.     WHEREAS, Employee and the Company also mutually agree to conclude the Employment Agreement;

F.     WHEREAS, Employee and the Company desire to settle fully and settle finally any differences that might arise out of Employee's employment and/or the separation thereof; and

NOW THEREFORE, in consideration of the promises herein contained, it is agreed as follows:

1.The above-mentioned recitals are hereby incorporated into, and made a part of, this Agreement.

2.This Agreement shall not in any way be construed as an admission by the Company of any wrongful acts or acts whatsoever against Employee or any other person, and the Company specifically disclaims any liability to Employee or any other person, on the part of itself, its employees, or its agents.

3.Employee represents and agrees that his employment with the Company is concluded as of May 18, 2012, that the Company may elect not to rehire Employee.

4.As consideration for the release set forth in this Agreement, the Company shall pay Employee the gross sum of $7,230.72, as wages, with deduction for State or Federal taxes (hereinafter referred to as the “SEPARATION Amount”), which represents an amount equivalent to the compensation Employee would have been entitled to had he continued working through the notice period and is the consideration for accelerating the two week resignation notice period. Payment of said sum shall be made on the eighth day after both the Company and Employee have executed this Agreement. The Company will also allow Employee to retain the laptop computer (Serial Number __________) and portable cellular telephone (Model A1332) as his personal property. The Employee acknowledges and agrees that the computer and cell phone will be wiped clean by the Company's information technology department before it is retained by Employee after the resignation. The Company does not take any position on the tax consequence to Employee for his retention of the laptop computer and cell phone, but will treat this amount not as wages, but subject to issuance of IRS Form 1099. In the event that any State or Federal taxing agency determines that said provision of the laptop computer or cell phone to Employee, or any part thereof, is taxable income, it shall be solely Employee's responsibility to pay any and all assessed taxes. Employee shall hold the Company harmless to the fullest extent possible pursuant to law and indemnify the Company concerning the tax consequences, if any, to the fullest extent possible.

5.The Company has or will provide to Employee all accrued prorated vacation through last day of work. Employee further agrees to fully cooperate with the Company in all aspects related to the separation of employee, including, but not limited to, completing any and all exit paperwork, providing information upon request of the Company's attorneys, and participating in any and all required filings, proceedings, hearings, depositions, arbitration, or mediation where he is called upon to attend. On or about the last day of work, Employee shall receive notice concerning continuation of medical insurance pursuant to Federal law (COBRA). Thereafter, payment of premiums shall be Employee's sole responsibility to continue such COBRA coverage. In the event that Employee obtains subsequent health insurance coverage, he must immediately notify the Company of such coverage. Upon such notice, the Company shall have no further obligation to continue Employee's COBRA coverage.

6.The Company agrees to provide Employee with a job reference for all written and telephone requests to include only the following: job title and dates of employment. As further consideration, the Company agrees not to dispute Employee's claim for unemployment benefits. The Employee agrees and acknowledges that the California Employment Development Department is a separate entity and the Company does not control the decision to award benefits, if any, to Employee.

7.Except for the laptop computer and cellular telephone identified in paragraph 4 above, Employee agrees that he has turned over to the Company, all property belonging to the Company, including but not limited to documents concerning the Company's personnel matters, any and all of the Company's files, tapes, documents, keys, credit cards, telephone cards, books, software, passwords, equipment, manuals, tools and written materials.

8.This Agreement may not be used in evidence in any proceedings of any kind, except in an action alleging a breach of this Agreement. The parties expressly agree to waive the provisions of California Evidence Code §1152 solely to the extent necessary to render this

Agreement admissible in a proceeding to enforce the provisions hereof.

9.As a material inducement to the Company to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of the Company's owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, insurers, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Employee's Releasees”), or any of them, from any and all complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, including but not limited to claims arising from the United States and California Constitutions; Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e); the California Fair Employment and Housing Act (Cal. Govt. Code §12900 et seq.); the Americans with Disabilities Act; the Age Discrimination in Employment Act (29 U.S.C. §§621-633a); the Older Workers' Benefit Protection Act; Section 132a and 203 of the California Labor Code; termination of the Employment Agreement and claims of intentional infliction of emotional distress; breach of express or implied contract; or any other statute or common law principle of similar effect, known or unknown (“Employee's Claim” or “Employee's Claims”), which Employee now has, owns, or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned, or held, or claimed to have, own, or hold or which Employee at any time hereinafter may have, own, or hold, or claim to have, own, or hold, against each or any of the Employee's Releasees, arising from acts, events, or circumstances occurring on or before the effective date of this Agreement.

10.As a material inducement to Employee to enter into this Agreement, the Company hereby irrevocably and unconditionally releases, acquits, and forever discharges Employee and each of Employee's successors, assigns, agents, representatives, attorneys (collectively “the Company's Releasees”), or any of them, from any and all complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown (“the Company's Claim” or “the Company's Claims”), which the Company now has, owns, or holds, or claims to have, own, or hold, or which the Company at any time heretofore had, owned, or held, or claimed to have, own, or hold, or which the Company at any time hereinafter may have, own, or hold, or claim to have, own, or hold, against each or any of the Company's Releasees, arising from acts, events or circumstances occurring on or before the effective date of this Agreement. If Employee exercises his right to revoke the release of the Age Discrimination in Employment Claim as provided for in paragraphs 23-24 below, the Company's release as provided for in this paragraph 10, will not be effective and the Company will retain any and all rights it has against Employee.

11.This Agreement will be effective after it is signed by both Employee and the Company.

12.Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and does so understand and acknowledge the significance and consequence of such specific waiver of Section 1542 of the Civil Code of the State of California which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

13.Employee further understands and acknowledges that this Agreement constitutes a voluntary waiver of any and all rights and claims he has against the Company as of the date of the execution of this Agreement, and he has expressly waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Employee was already entitled.

14.Employee and the Company agree not to make any negative or derogatory remarks or statements, whether orally or in writing, about each other, or about any employee, officer or director of the Company.

15.This document constitutes the complete and entire Agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their Agreement. Any and all prior agreements, representations, negotiations, and understandings between the parties, oral or written, express or implied, are hereby superseded and merged herein.

16.This Agreement may be amended, changed, or modified only by a written document signed by all parties hereto. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

17.Employee represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Employee's Claim or any portion thereof or interest therein. If any Employee's Claim should be made or instituted against Employee's Releasees, or any of them, because of any such purported assignment, Employee agrees to indemnify and hold harmless Employee's Releasees, and each of them, against any such Employee's Claim, including necessary expenses of investigation, attorneys' fees and costs.

18.This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of said State. The parties have cooperated in the preparation of this Agreement, and hence, the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties, by virtue of the identity, interest or affiliation of its preparer.

19.Employee represents that he has not filed or authorized the filing of any complaints, charges, or lawsuits against Employee's Releasees, or any of them, with any Federal, State, or local court, governmental agency or administrative agency, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on his behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Employee further agrees to execute any and all further documents and to perform any and all further acts reasonably necessary or useful in carrying out the provisions and purposes of this Agreement.

20.Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

21.As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the content so indicates or requires. In any action or other proceeding to enforce rights hereunder, the prevailing party shall receive an award of costs and expenses related to such proceeding, including attorneys' fees. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures obtained via facsimile shall be deemed valid as if they were inked originals.

22.Employee represents and acknowledges that in executing this Agreement that he does not rely and has not relied upon any representation or statement made by any of the Employee's Releasees or by any of the Employee's Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

23.Employee further specifically acknowledges that he has carefully read this Agreement, that he has had opportunity to consult an attorney to have any questions concerning this Agreement explained to him, that he fully understands its final and binding effect, that the only promises made to him to sign this Agreement are those stated above and that he is signing this Agreement voluntarily. Executive further understands and acknowledges that:
(1)   This Agreement constitutes a voluntary waiver of any and all rights and claims he has against Employee's Releasees as of the date of the execution of this Agreement, including rights or claims arising under the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §§ 621 et seq., as amended by the Older Workers' Benefit Protection Act of 1990, except for any allegation that a breach of this Act occurred following the Ending Date;
(2)   He has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which he was already entitled;
(3)   He is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it;
(4)   He has been afforded a period of at least twenty-one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than twenty-one days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty-one days;
(5)   He may revoke this paragraph 23 of the Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this paragraph 23of the Agreement shall not become effective or enforceable until such revocation period has expired. Employee further understands and acknowledges that he may revoke only paragraph 23 of this Agreement as it relates to any claim pursuant to the Federal Age Discrimination in Employment Act, and that such revocation, if any, will not affect the effectiveness or enforceability of any other of the Released Matters as they are described in paragraph 9; and

(6)   If Employee exercises his right to revoke the release of the Age Discrimination in Employment Claim as provided for in these paragraphs, the Company's release as provided for in paragraph 10, will not become effective and the Company will retain any and all rights it has against Employee.

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24.In the event Employee exercises the right to revocation, as discussed in paragraph 23 above, Employee must notify the Company of such revocation in writing via facsimile and certified mail, return receipt requested. Said notification will be considered timely if post-marked no later than the seventh day after Employee has signed this Agreement. Any such revocation must be addressed to the attention of Ronda Grech at the following address: 741 Calle Plano, Camarillo, California 93012; facsimile number (805) 389-7188.

EMPLOYEE

DATED: 5/17/2012	By: /s/ Steve Perna
STEVE M. PERNA

THE COMPANY

DATED: 5/17/2012	By: /s/ CHRISTOPHER GARDNER
CHRISTOPHER R. GARDNER
Its:    CHIEF EXECUTIVE OFFIER